Exhibit 3.2

AMENDMENT
to the
BYLAWS
of
GRUBB & ELLIS HEALTHCARE REIT, INC.
(f/k/a NNN Healthcare/Office REIT, Inc.)

In accordance with the corporate laws of the State of Maryland, the Bylaws of Grubb & Ellis Healthcare REIT, Inc. (f/k/a/ NNN Healthcare/Office REIT, Inc.) are amended as follows:

FIRST: By deleting the name of the Corporation in the title of the Bylaws and replacing it with Healthcare Trust of America, Inc.

This Amendment to the Bylaws of Grubb & Ellis Healthcare REIT, Inc. was adopted by the Board of Directors on August 24, 2009.

      /s/ Scott D. Peters

Scott D. Peters Chief Executive Officer and President